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Exhibit 99.1

[Carriage Services Logo]	Press Release
	Contacts:	Mel Payne, Chairman & CEO Joe Saporito, CFO Carriage Services, Inc. 713-332-8400
FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

CARRIAGE SERVICES ANNOUNCES
$130 MILLION SENIOR NOTES OFFERING

        January 10, 2005—HOUSTON—Carriage Services, Inc. (NYSE: CSV) announced today that it plans to offer up to $130 million of senior notes due 2015. The Company intends to use the net proceeds from the offering to pay in full the principal, interest and make-whole premium on the Company's existing senior notes due in 2006 and 2008, to bring current the TIDES preferred securities' unpaid interest that has been deferred since September 2003, to repay all outstanding borrowings under its existing revolving credit facility, and for general working capital purposes. The notes will be guaranteed by all of the Company's existing subsidiaries (other than the issuer of the TIDES) and will rank equally with any future senior unsecured indebtedness of the Company.

        The notes are being offered in an unregistered offering and may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes will not initially be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Carriage Services is the fourth largest publicly traded death care company. As of January 10, 2005, Carriage operated 135 funeral homes and 30 cemeteries in 28 states.

        Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company's Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

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  Exhibit 99.1